Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form type)

CrossAmerica Partners LP

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Units of CrossAmerica Partners LP (“Common Units”)	Rule 457(c) and 457(h)	1,822,409	$19.07	$34,753,339.63	.00011020	$3,829.82
Total Offering Amounts					$34,753,339.63		$3,829.82
Total Fee Offsets							-
Net Fee Due							$3,829.82

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement also covers additional securities that may be offered or issued in connection with any stock split, stock dividend, or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Act, based upon the average of the high and low reported market prices of the Common Units as reported on the New York Stock Exchange on October 20, 2022.